UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Cracker Barrel Old Country Store, Inc.

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October 3, 2013

Cracker Barrel Mails Proxy Materials for Annual Meeting

•	Letter to Shareholders Provides Update on the Company’s Strategic Priorities and Highlights Strong Operational Performance

•	Urges Shareholders to Reject, for the Third Time, Biglari Holdings’ Nominations to Board of Directors and to Vote Against Advisory Proposal on $20 Per Share Special Dividend

LEBANON, Tenn. – (BUSINESS WIRE) – Cracker Barrel Old Country Store, Inc. (“Cracker Barrel” or the “Company”) (Nasdaq: CBRL) has commenced mailing of its definitive proxy statement for the Company’s Annual Meeting of Shareholders to be held on November 13, 2013. In a letter to shareholders, Sandra B. Cochran, Cracker Barrel’s President and CEO, provided an update on the Company’s strategic priorities, and highlighted the Company’s ongoing strong operational performance.

Ms. Cochran urged shareholders to elect the Company’s nine nominees to the Board of Directors and, once again, not to vote for the election of Sardar Biglari and Philip Cooley. She also urged shareholders to vote against the non-binding, advisory proposal on a $20 per share special dividend, which was publicly proposed by affiliates of Biglari Holdings Inc. on September 16th. On September 26th, the Company announced that the Board had decided to include the proposal in the Company’s proxy statement with a recommendation that shareholders vote against it.

“Together, the Board and management team have in place a long-term plan that is designed to fully realize shareholder value through the promotion of operational excellence and by providing the best possible experience for our customers. During the year ahead, we plan to continue to innovate our menu, refine our marketing message, improve the quality and breadth of our retail merchandise, and drive our margins,” Ms. Cochran wrote in the letter to shareholders.

During the 2013 fiscal year, Cracker Barrel delivered total shareholder returns of approximately 65%, including a 60% increase in the Company’s stock price and approximately 5% in quarterly dividends. In addition, since the announcement of the Company’s strategic priorities in September 2011, Cracker Barrel’s share price has increased 159%. This strong performance has been driven by the Company’s continued commitment to quality and service, resulting in seven consecutive quarters of positive comparable store traffic, restaurant sales and retail sales, and outperformance of the Knapp-Track™ casual dining index.

- MORE -

Cracker Barrel Mails Proxy Materials for Annual Meeting

October 3, 2013

In the letter, Ms. Cochran also noted that Cracker Barrel has:

•	Returned approximately $68 million in cash dividends to its shareholders during the past two fiscal years and tripled the quarterly dividend since November 2011;

•	Returned approximately $18.5 million to shareholders through share repurchases during the last two fiscal years; and

•	Ranked first in the Company’s category for Nation’s Restaurant News’ consumer survey three years in a row.

Ms. Cochran commented on the proxy fight, saying: “We are disappointed that Mr. Biglari has chosen once again to seek to elect himself and Mr. Cooley to our Board of Directors, despite our shareholders having overwhelmingly voted against Biglari Holdings’ nominees at each of the past two annual meetings.”

Regarding the advisory vote on a $20 per share special dividend proposed by affiliates of Biglari Holdings, Ms. Cochran noted: “The Board is keenly focused on effective capital allocation that delivers long-term value to all our shareholders and considers all methods of returning capital to all shareholders on an ongoing basis.”

Ms. Cochran cited the Board’s experience, knowledge of the Company and commitment to work on behalf of all shareholders as strong arguments towards their re-election. She urged shareholders to sign and return the WHITE proxy card to vote “FOR ALL” nine of the Company’s nominees to the Board and AGAINST the advisory vote on the $20 per share special dividend publicly proposed by affiliates of Biglari Holdings.

Text of Letter from Ms. Cochran to Cracker Barrel Shareholders:

October 3, 2013

Dear Cracker Barrel Shareholders,

Cracker Barrel will hold its Annual Meeting of Shareholders on November 13, 2013 at 305 Hartmann Drive in Lebanon, Tennessee. At this meeting we look forward to updating all of you on our strong performance and the progress we have made against our strategic priorities.

- MORE -

Cracker Barrel Mails Proxy Materials for Annual Meeting

October 3, 2013

CONTINUED DELIVERY OF SUPERIOR SHAREHOLDER RETURNS

During fiscal 2013, Cracker Barrel delivered total shareholder returns of approximately 65%, including a 60% increase in the Company’s stock price and approximately 5% in quarterly dividends. In addition, since the announcement of the Company’s strategic priorities in September 2011, Cracker Barrel’s share price has increased 159%. These solid results have been driven by the Company’s continued commitment to quality and service, resulting in seven consecutive quarters of positive comparable store traffic, restaurant sales and retail sales, and outperformance of the Knapp-Track™ casual dining index. Additionally, Cracker Barrel ranked first in the Company’s category for Nation’s Restaurant News’ consumer survey three years in a row. The stock market has continued to recognize our success over the past two years as we have outperformed both our peer group and the overall market.

Total Shareholder Returns:

30-Sep-2011 to 30-Sep-2013

Cracker Barrel	171%
S&P 500 Restaurant Index	41%
S&P 600 Restaurant Index	87%
S&P 1500 Restaurant Index	46%
S&P 500 Index	55%

Cracker Barrel continues to focus on meaningful capital returns to its shareholders, returning approximately $68 million in cash dividends during the past two fiscal years and tripling the quarterly dividend since November 2011. The Company also returned approximately $18.5 million to shareholders through share repurchases during that same period.

BOARD CHANGES AND ONGOING COMMITMENT TO BEST-IN-CLASS GOVERNANCE

We believe the Company continues to benefit from the effective leadership of our Board of Directors. On August 26th, we announced that Martha M. Mitchell will retire from our Board at the end of her current term and will not stand for election at the 2013 Annual Meeting. Ms. Mitchell’s service was exemplary and her wise counsel served the Board and the entire Company well during her time as a director.

Today, we have a strong, capable and experienced Board of Directors that is committed to the highest standards of governance and works diligently to create new opportunities for enhancing shareholder value. Since June 2011, we have added seven new directors, including six independent directors. Their commitment, knowledge of the Company and experience have served Cracker Barrel and its shareholders well and we believe they are best qualified to continue to do so.

- MORE -

Cracker Barrel Mails Proxy Materials for Annual Meeting

October 3, 2013

SARDAR BIGLARI AND PHILIP COOLEY: NOT THE RIGHT CHOICE FOR YOUR BOARD AND OTHERS AGREE

We urge you not to vote for the election of Messrs. Biglari and Cooley but rather to show your support for the entire Cracker Barrel slate of Directors by returning the WHITE proxy card to vote “FOR ALL” nine of the Company’s nominees to the Board. We are disappointed that Mr. Biglari has chosen once again to seek to elect himself and Mr. Cooley to our Board of Directors, despite our shareholders having overwhelmingly voted against Biglari Holdings’ nominees at each of the past two annual meetings. In 2011, approximately 74% of shares voted (excluding shares controlled by Biglari Holdings and its affiliates) supported the Cracker Barrel nominees; in 2012, approximately 90% of shares voted (excluding shares controlled by Biglari Holdings and its affiliates) supported the Company’s nominees. We do not believe that having Messrs. Biglari and Cooley join the Board would be in the best interest of the Company or its shareholders.

In making this decision, the Board took into account a number of ongoing concerns regarding Messrs. Biglari and Cooley, including their backgrounds and qualifications; the uncertainty over Mr. Biglari’s ultimate agenda; his poor track record of corporate governance at Biglari Holdings and its affiliates; and the continued business and legal concerns over conflicts of interest.

Last year, both ISS and Glass Lewis recommended that our shareholders not support the same slate of Biglari Holdings nominees that has been put forward again this year.

In its 2012 report, ISS said: “For shareholders considering their vote in this proxy contest, the most telling point might be that the start of all this market endorsement coincides not only with the dissident’s announcement of their first, failed proxy contest, but with the new CEO’s announcement of her strategic objectives, which thus far appear to (be) delivering the goods and driving meaningful increases in shareholder value.”*

Glass Lewis said in its 2012 report: “Further foundering Biglari’s most recent solicitation are a series of relatively uncompelling and, at times, specious arguments, which collectively do little to support a forward operating plan that is decidedly light on detail, despite the Dissident’s industry experience.”*

Our Board believes these arguments hold true today, as our Company continues to grow and to provide you with strong returns and a clear vision for the future.

CALL FOR SPECIAL DIVIDEND NOT IN BEST INTEREST OF COMPANY OR SHAREHOLDERS

We have included in our proxy statement a non-binding, advisory proposal, publicly proposed by affiliates of Biglari Holdings, requesting that the Board pay a $20 per share special dividend. We urge shareholders to vote AGAINST the proposal for the following reasons:

•	The Board is keenly focused on effective capital allocation that delivers long-term value to all our shareholders and considers all methods of returning capital to all shareholders on an ongoing basis;

- MORE -

Cracker Barrel Mails Proxy Materials for Annual Meeting

October 3, 2013

•	A $20 per share special dividend, representing an aggregate amount of more than $475 million, would require a substantial increase in leverage and in the Company’s risk profile. Such leverage would reduce the Company’s flexibility to continue to invest in and grow the business in a way that the Board believes increases long-term results and enhances total returns to all shareholders; and

•	The Company’s policies have strongly supported the generation of significant cash from its operating business, allowing Cracker Barrel to triple its annual dividend from an annualized rate of $1 per share in November 2011 to $3 per share currently. This increase was achieved while we maintained a prudent risk profile and allowed the operating results to significantly enhance the growth in the stock price.

In Mr. Biglari’s letter from September 16th, 2013 proposing that the Company pay a $20 per share special dividend, he argues that the Company should be willing and able to do so since we had offered in February 2013 to repurchase the shares owned by affiliates of Biglari Holdings at the market price per share at that time, which was approximately $65. We believe his argument has several major flaws and ignores a number of important facts that led to the Board’s decision to offer to repurchase Biglari Holdings’ shares earlier this year. These include:

•	The proposed $20 per share dividend, or aggregate amount of more than $475 million, represents an almost 60% greater cash expenditure and a significant increase in the Company’s leverage and risk profile, compared to the approximately $305 million repurchase of Biglari Holdings’ shares that was proposed in February;

•	The proposed repurchase of the entire ownership interest of Biglari Holdings, combined with a customary long-term standstill, would have eliminated the expense and distraction caused by the annual proxy contests initiated by Biglari Holdings, and the threat from what we believe to be Biglari Holdings’ undisclosed agenda; and

•	The proposed repurchase of the entire ownership interest of Biglari Holdings was made after discussions with other shareholders during the last proxy contest where the Company was encouraged to try to facilitate an “exit strategy” for Biglari Holdings.

A STRONG TEAM FOR THE FUTURE

We believe the Cracker Barrel management team continues to benefit from the experience and leadership of our Board of Directors, all of whom are independent directors other than me. Together, the Board and management team have in place a long-term plan designed to fully realize shareholder value through the promotion of operational excellence and by providing the best possible experience for our customers. During the year ahead, we plan to continue to innovate our menu, refine our marketing message, improve the quality and breadth of our retail merchandise, and drive our margins. Thank you for your ongoing commitment to Cracker Barrel and for your support of all of us on the Board and management team.

- MORE -

Cracker Barrel Mails Proxy Materials for Annual Meeting

October 3, 2013

I urge you to sign and return the enclosed WHITE proxy card to vote “FOR ALL” nine of the Company’s nominees to the Board and AGAINST the advisory vote on the $20 per share special dividend publicly proposed by affiliates of Biglari Holdings. To ensure that your vote is received in time, I urge you to vote by telephone or via the Internet by following the instructions on the Company’s WHITE card. I also urge you NOT to sign any gold proxy cards sent to you by Biglari Holdings or its affiliates. Even a withhold vote for Mr. Biglari and Mr. Cooley on his gold proxy card will cancel any previous proxy that you submitted to vote “FOR ALL” the Company’s nominees.

If you have any questions or require assistance with voting your WHITE proxy card, please call MacKenzie Partners, Inc., toll-free, at (800) 322-2885.

Sincerely,

/s/ Sandra B. Cochran

President and Chief Executive Officer

*quote	approval neither sought nor received

About Cracker Barrel Old Country Store

Cracker Barrel Old Country Store, Inc. provides a friendly home-away-from-home in its old country stores and restaurants. Guests are cared for like family while relaxing and enjoying real home-style food and shopping that’s surprisingly unique, genuinely fun and reminiscent of America’s country heritage…all at a fair price.

Cracker Barrel Old Country Store, Inc. (Nasdaq: CBRL) was established in 1969 in Lebanon, Tenn. and operates 624 company-owned locations in 42 states. For more information, visit crackerbarrel.com.

Important Additional Information

Cracker Barrel, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Cracker Barrel shareholders in connection with the matters to be considered at Cracker Barrel’s 2013 Annual Meeting. On October 2, 2013, Cracker Barrel filed a definitive proxy statement (as it may be amended, the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from Cracker Barrel shareholders. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Detailed information regarding the identity of potential participants, and

- MORE -

Cracker Barrel Mails Proxy Materials for Annual Meeting

October 3, 2013

their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement, including Annex A thereto. Shareholders can obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Cracker Barrel with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of our corporate website at www.crackerbarrel.com.

CBRL-F

###

- END -

The following is a letter sent to shareholders of Cracker Barrel Old Country Store, Inc. in a mailing commenced on October 3, 2013.

October 3, 2013

Dear Cracker Barrel Shareholders,

Cracker Barrel will hold its Annual Meeting of Shareholders on November 13, 2013 at 305 Hartmann Drive in Lebanon, Tennessee. At this meeting we look forward to updating all of you on our strong performance and the progress we have made against our strategic priorities.

CONTINUED DELIVERY OF SUPERIOR SHAREHOLDER RETURNS

During fiscal 2013, Cracker Barrel delivered total shareholder returns of approximately 65%, including a 60% increase in the Company’s stock price and approximately 5% in quarterly dividends. In addition, since the announcement of the Company’s strategic priorities in September 2011, Cracker Barrel’s share price has increased 159%. These solid results have been driven by the Company’s continued commitment to quality and service, resulting in seven consecutive quarters of positive comparable store traffic, restaurant sales and retail sales, and outperformance of the Knapp-Track™ casual dining index. Additionally, Cracker Barrel ranked first in the Company’s category for Nation’s Restaurant News’ consumer survey three years in a row. The stock market has continued to recognize our success over the past two years as we have outperformed both our peer group and the overall market.

Total Shareholder Returns:

30-Sep-2011 to 30-Sep-2013

Cracker Barrel	171%
S&P 500 Restaurant Index	41%
S&P 600 Restaurant Index	87%
S&P 1500 Restaurant Index	46%
S&P 500 Index	55%

Cracker Barrel continues to focus on meaningful capital returns to its shareholders, returning approximately $68 million in cash dividends during the past two fiscal years and tripling the quarterly dividend since November 2011. The Company also returned approximately $18.5 million to shareholders through share repurchases during that same period.

BOARD CHANGES AND ONGOING COMMITMENT TO BEST-IN-CLASS GOVERNANCE

We believe the Company continues to benefit from the effective leadership of our Board of Directors. On August 26th, we announced that Martha M. Mitchell will retire from our Board at the end of her current term and will not stand for election at the 2013 Annual Meeting. Ms. Mitchell’s service was exemplary and her wise counsel served the Board and the entire Company well during her time as a director.

Today, we have a strong, capable and experienced Board of Directors that is committed to the highest standards of governance and works diligently to create new opportunities for enhancing shareholder value. Since June 2011, we have added seven new directors, including six independent directors. Their commitment, knowledge of the Company and experience have served Cracker Barrel and its shareholders well and we believe they are best qualified to continue to do so.

SARDAR BIGLARI AND PHILIP COOLEY: NOT THE RIGHT CHOICE FOR YOUR BOARD AND OTHERS AGREE

We urge you not to vote for the election of Messrs. Biglari and Cooley but rather to show your support for the entire Cracker Barrel slate of Directors by returning the WHITE proxy card to vote “FOR ALL” nine of the Company’s nominees to the Board. We are disappointed that Mr. Biglari has chosen once again to seek to elect himself and Mr. Cooley to our Board of Directors, despite our shareholders having overwhelmingly voted against Biglari Holdings’ nominees at each of the past two annual meetings. In 2011, approximately 74% of shares voted (excluding shares controlled by Biglari Holdings and its affiliates) supported the Cracker Barrel nominees; in 2012, approximately 90% of shares voted (excluding shares controlled by Biglari Holdings and its affiliates) supported the Company’s nominees. We do not believe that having Messrs. Biglari and Cooley join the Board would be in the best interest of the Company or its shareholders.

In making this decision, the Board took into account a number of ongoing concerns regarding Messrs. Biglari and Cooley, including their backgrounds and qualifications; the uncertainty over Mr. Biglari’s ultimate agenda; his poor track record of corporate governance at Biglari Holdings and its affiliates; and the continued business and legal concerns over conflicts of interest.

Last year, both ISS and Glass Lewis recommended that our shareholders not support the same slate of Biglari Holdings nominees that has been put forward again this year.

In its 2012 report, ISS said: “For shareholders considering their vote in this proxy contest, the most telling point might be that the start of all this market endorsement coincides not only with the dissident’s announcement of their first, failed proxy contest, but with the new CEO’s announcement of her strategic objectives, which thus far appear to (be) delivering the goods and driving meaningful increases in shareholder value.”*

Glass Lewis said in its 2012 report: “Further foundering Biglari’s most recent solicitation are a series of relatively uncompelling and, at times, specious arguments, which collectively do little to support a forward operating plan that is decidedly light on detail, despite the Dissident’s industry experience.”*

Our Board believes these arguments hold true today, as our Company continues to grow and to provide you with strong returns and a clear vision for the future.

CALL FOR SPECIAL DIVIDEND NOT IN BEST INTEREST OF COMPANY OR SHAREHOLDERS

We have included in our proxy statement a non-binding, advisory proposal, publicly proposed by affiliates of Biglari Holdings, requesting that the Board pay a $20 per share special dividend. We urge shareholders to vote AGAINST the proposal for the following reasons:

•	The Board is keenly focused on effective capital allocation that delivers long-term value to all our shareholders and considers all methods of returning capital to all shareholders on an ongoing basis;

•	A $20 per share special dividend, representing an aggregate amount of more than $475 million, would require a substantial increase in leverage and in the Company’s risk profile. Such leverage would reduce the Company’s flexibility to continue to invest in and grow the business in a way that the Board believes increases long-term results and enhances total returns to all shareholders; and

•	The Company’s policies have strongly supported the generation of significant cash from its operating business, allowing Cracker Barrel to triple its annual dividend from an annualized rate of $1 per share in November 2011 to $3 per share currently. This increase was achieved while we maintained a prudent risk profile and allowed the operating results to significantly enhance the growth in the stock price.

In Mr. Biglari’s letter from September 16th, 2013 proposing that the Company pay a $20 per share special dividend, he argues that the Company should be willing and able to do so since we had offered in February 2013 to repurchase the shares owned by affiliates of Biglari Holdings at the market price per share at that time, which was approximately $65. We believe his argument has several major flaws and ignores a number of important facts that led to the Board’s decision to offer to repurchase Biglari Holdings’ shares earlier this year. These include:

•	The proposed $20 per share dividend, or aggregate amount of more than $475 million, represents an almost 60% greater cash expenditure and a significant increase in the Company’s leverage and risk profile, compared to the approximately $305 million repurchase of Biglari Holdings’ shares that was proposed in February;

•	The proposed repurchase of the entire ownership interest of Biglari Holdings, combined with a customary long-term standstill, would have eliminated the expense and distraction caused by the annual proxy contests initiated by Biglari Holdings, and the threat from what we believe to be Biglari Holdings’ undisclosed agenda; and

•	The proposed repurchase of the entire ownership interest of Biglari Holdings was made after discussions with other shareholders during the last proxy contest where the Company was encouraged to try to facilitate an “exit strategy” for Biglari Holdings.

A STRONG TEAM FOR THE FUTURE

We believe the Cracker Barrel management team continues to benefit from the experience and leadership of our Board of Directors, all of whom are independent directors other than me. Together, the Board and management team have in place a long-term plan designed to fully realize shareholder value through the promotion of operational excellence and by providing the best possible experience for our customers. During the year ahead, we plan to continue to innovate our menu, refine our marketing message, improve the quality and breadth of our retail merchandise, and drive our margins. Thank you for your ongoing commitment to Cracker Barrel and for your support of all of us on the Board and management team.

I urge you to sign and return the enclosed WHITE proxy card to vote “FOR ALL” nine of the Company’s nominees to the Board and AGAINST the advisory vote on the $20 per share special dividend publicly proposed by affiliates of Biglari Holdings. To ensure that your vote is received in time, I urge you to vote by telephone or via the Internet by following the instructions on the Company’s WHITE card. I also urge you NOT to sign any gold proxy cards sent to you by Biglari Holdings or its affiliates. Even a withhold vote for Mr. Biglari and Mr. Cooley on his gold proxy card will cancel any previous proxy that you submitted to vote “FOR ALL” the Company’s nominees.

If you have any questions or require assistance with voting your WHITE proxy card, please call MacKenzie Partners, Inc., toll-free, at (800) 322-2885.

Sincerely,

/s/ Sandra B. Cochran

President and Chief Executive Officer

*	quote approval neither sought nor received